Exhibit 99.1

FOR IMMEDIATE RELEASE

TRAILER BRIDGE ANNOUNCES BANKRUPTCY FILING; $ 15 MILLION DEBTOR IN POSSESSION FINANCING;

AND PURSUIT OF RESTRUCTURING PLAN

Jacksonville, FL – November 16, 2011 — Trailer Bridge, Inc. (“Trailer Bridge” or the “Company”) (NASDAQ: TRBR) today announced that it filed today a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. The petition was filed in the U.S. Bankruptcy Court for the Middle District of Florida.

Strategic Reorganization

The Company’s filing of Chapter 11 comes one day after its $82.5 million 9.25% Senior Secured Notes (“Notes”) became due. The Company believes that this action is the quickest and most efficient way to restructure its balance sheet and ensure the long-term strength of its operations. The Company hopes to complete this reorganization by the end of the first quarter of 2012, and will work closely with its existing debt holders to emerge quickly from Chapter 11.

Subject to Bankruptcy Court approval, and with the help of its financial advisor Global Hunter Securities Trailer Bridge has an agreement for $15 million in debtor-in-possession, or DIP, financing. This financing will enable to the Company to meet its post filing obligations in the ordinary course of business, maintain its sailing schedule and level of service and finance the costs associated with the Chapter 11 process. During the Company’s Chapter 11 case, Trailer Bridge, does not expect any significant or unusual reductions in overhead, and will continue its regular vessel deployment and sailing schedule. Trailer Bridge provides multiple, weekly U.S. Flag sailings between Jacksonville, Florida, and San Juan, Puerto Rico, weekly sailings between Jacksonville, Florida, and the Dominican Republic, as well as weekly inter-island service between Puerto Rico and the Dominican Republic.

Comments from Management

William G. Gotimer, Jr. and Mark A. Tanner, the Company’s co-Chief Executive Officers, jointly stated, “While not an easy decision, we are confident that restructuring our business and capital structure will allow us to continue to provide reliable, uninterrupted service to our customers. Since the Company was founded in 1991, our management team has felt that our system provides shippers with a completely integrated and cost-efficient method of connecting the US mainland with Puerto Rico and the Dominican Republic. With the average age of our vessel fleet of 16 years and use of 53-foot high-cube containers, Trailer Bridge offers the most modern ocean freight transportation system in the Caribbean. In recent weeks, we have seen significant volume increases in our southbound freight service and increased revenue. We believe that the efficiencies and service we offer shippers will become increasingly important to shippers in the coming months and years.”

Messer’s Gotimer and Tanner concluded, “We fully expect to meet the needs of our customers, our commitments to employees and our obligations to suppliers during this restructuring, and greatly appreciate their loyal support during this process. This plan, if successfully implemented, will result in a revitalized company with a vastly improved and deleveraged balance sheet.”

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November 16, 2011

Background on Chapter 11

Chapter 11 of the U.S. Bankruptcy Code allows a company to continue to operate its business and manage its assets in the ordinary course of business. Congress enacted Chapter 11 to avoid the negative effects of liquidation proceedings and to enable a debtor business to preserve its going concern value and its operations, as well as to provide its employees with jobs and to satisfy creditor claims based upon the value of the reorganized company.

About Trailer Bridge, Inc.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata.

Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include: (i) the potential adverse impact of the bankruptcy case on our business, financial condition or results of operations, including our ability to maintain contracts and other customer and vendor relationships that are critical to our business and the actions and decisions of our creditors and other third parties with interests in our bankruptcy case; (ii) our ability to maintain adequate liquidity to fund our operations during the bankruptcy case and to fund a plan of reorganization and thereafter, including maintaining normal terms with our vendors and service providers during the bankruptcy case and complying with the covenants and other terms of our financing agreements; (iii) our ability to obtain court approval with respect to motions in the bankruptcy case prosecuted from time to time and to develop, prosecute, confirm and consummate a plan of reorganization with respect to the bankruptcy case and to consummate all of the transactions contemplated by such plan of reorganization; (iv) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 bankruptcy case to a Chapter 7 case; and (v) those factors identified in our filings with the Securities and Exchange Commission as may be accessed at www.sec.gov.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative and will pose substantial risks. Trading prices for the Company’s common stock may bear little or no relationship to the actual recovery, if any, by holders thereof in the bankruptcy case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its common stock. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this press release, and which we assume no obligation to update.

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November 16, 2011

TRBR INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Adam Prior

(212) 836-9606

aprior@equityny.com

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